                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

/_/      Preliminary Proxy Statement

/_/ Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/      Definitive Proxy Statement

/_/      Definitive Additional Materials

/_/      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                                 NETJ.COM CORP.

 -------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/      No fee required.

/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transactions applies:

                  -------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------------
         (5)      Total fee paid:

                  -------------------------------------------------------------

/_/      Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  -------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

                  -------------------------------------------------------------
         (3)      Filing Party:

                  -------------------------------------------------------------
         (4)      Date Filed:

                  -------------------------------------------------------------

                                 NETJ.COM CORP.
                           24843 DEL PRADO, SUITE 1403
                              DANA POINT, CA 92629



                                                           September 12, 2001


Dear Stockholder:


         You are hereby notified of and invited to attend a special meeting (the "Meeting") of stockholders of NetJ.com Corp. (the "Company") to be held at the offices of Winston & Strawn, 200 Park Avenue, 41st Floor, New York, New York 10166, on October 11, 2001, at 10:00 a.m., local time.


         The purpose of the Meeting is to consider and take action (i) to approve an amendment and restatement of the Company's Articles of Incorporation, which will effect an increase in the Company's authorized common stock and its subdivision into two classes, Class A Common Stock and Class B Common Stock, in order to facilitate the Company's proposed acquisition of Genosys Technology Management Inc. ("Genosys"), through the merger (the "Merger") of a wholly-owned subsidiary of the Company with and into Genosys, and the offering of up to $7,000,000 of the Company's Class A Common Stock to new investors, (ii) to approve certain other changes in the Articles of Incorporation, (iii) to elect Virginia Gambale and Nicholas Topham as directors of the Company upon the completion of the Merger, and (iv) to transact such other business as may properly come before the Meeting.

         Additional information with respect to these matters is set forth in the enclosed Proxy Statement. Also enclosed is a Proxy Card. After reading these materials, please mark, date, sign, and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

         Your Board of Directors has approved the Merger, and has determined that, contingent upon the completion of the Merger, the amendment and restatement of the Company's Articles of Incorporation, and the election of Virginia Gambale and Nicholas Topham to the Board of Directors are advisable and in the best interests of the Company and its stockholders, and recommends that all stockholders vote "FOR" each of the proposals at the Meeting.

         All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to attend the Meeting in person, you are urged to mark, date, sign and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. If you send in your Proxy Card and then decide to attend the Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.


                                              Sincerely,

                                              /s/ WENDY PAIGE
                                              -------------------------------
                                              Wendy Paige, Acting President

                                 NETJ.COM CORP.
                                 24843 DEL PRADO
                                    SUITE 318
                              DANA POINT, CA 92629

                                -----------------

                                 PROXY STATEMENT

                                     FOR THE


                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 11, 2001

         The enclosed proxy is solicited by and on behalf of the board of directors (the "Board of Directors" or "Directors") of NetJ.com Corp., a Nevada corporation (the "Company"), for use at a Special Meeting of Stockholders (the "Meeting") to be held at the offices of Winston & Strawn, 200 Park Avenue, 41st Floor, New York, New York 10166, on October 11, 2001 at 10:00a.m., local time, or at any adjournment or postponement thereof. This Proxy Statement and accompanying Proxy Card are being mailed to stockholders on or about September 12, 2001. Only holders of record of the Company's common stock, $.001 par value per share (the "Common Stock"), on September 7, 2001 (the "Record Date") will be entitled to vote at the Meeting.


DESCRIPTION OF THE PROXY; PROXY SOLICITATION

         If the accompanying Proxy Card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained in the Proxy Card. Unless contrary instructions are given, the persons designated as proxy holders in the Proxy Card will vote in favor of the matters presented in this Proxy Statement, and as recommended by the Board of Directors with regard to all other matters. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a stockholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 24843 Del Prado, Suite 318, Dana Point, California 92629.

         The cost of solicitation of proxies will be borne by the Company. The Company has engaged Madison Stock Transfer, the Company's transfer agent, to solicit proxies on behalf of the Company. The fee associated with this service is approximately $1,500 plus expenses. In addition, the Company may use the services of its Directors, officers, employees and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. If any personal interviews or telephone conversations are used to solicit proxies, delivery of this Proxy Statement and Proxy Card will precede the interview or telephone conversation. If as a result of the interview or conversation additional

Proxy Cards are requested or required, they will be forwarded to the registered holder as so requested or required.

QUORUM AND VOTE REQUIRED

         Only holders of record of the Company's Common Stock, on the Record Date will be entitled to vote at the Meeting. As of the Record Date, the Company had 12,008,000 shares of Common Stock outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting. Each holder of Common Stock is entitled to one vote with respect to matters to be acted upon for each share of Common Stock held by such holder. Under Nevada Law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes either in favor of, or against, the matter, with respect to which the abstention or broker non-vote relates. However, with respect to any proposal other than the election of Directors, abstentions and broker non-votes would have the effect of a vote against the proposal. Assuming the presence of a quorum at the Meeting, the approval of the proposed amendment and restatement of the Company's existing Articles of Incorporation ("Articles") and the election of Virginia Gambale and Nicholas Topham to the Board of Directors will each require the affirmative vote by the holders of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy at the Meeting.



VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth the beneficial ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, by each of the Company's directors and certain named executive officers, and by all directors and executive officers as a group. The applicable percentage is based on 12,008,000 shares outstanding as of the Record Date. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

NAME AND ADDRESS OF                        SHARES OF              PERCENT
BENEFICIAL OWNER                           COMMON STOCK           OF CLASS
----------------                           ------------           --------


Wendy Paige                                0                      0.00
6358 Greengate Drive
Orlando, FL 32822

Simon Blackman                             0                      0.00
37 Jermyn Street
London W1 England

James J. Melillo                           0                      0.00
1421 34th Avenue
Madrona Plaza
Seattle, WA 98122

All officers and directors (3 persons)     0                      0.00

Total Shares Issued and Outstanding        12,008,000             100.00

                                 PROPOSAL NO. 1

                   APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
          THE COMPANY'S ARTICLES OF INCORPORATION TO CREATE TWO CLASSES OF COMMON STOCK AND INCREASE THE TOTAL NUMBER OF AUTHORIZED
                             SHARES OF COMMON STOCK

         The Company's Board of Directors has proposed that the Articles be amended and restated to (i) increase the total number of authorized shares of Common Stock, (ii) reclassify the Common Stock into two classes, consisting of Class A Common Stock, par value $.001 per share ("Class A Stock"), and Class B Common Stock, par value $.001 per share ("Class B Stock"), and (iii) reclassify all issued and outstanding shares of the Company's Common Stock as of the Record Date as Class A Stock. The proposed amendments to the Company's Articles will be contingent upon the completion of the Merger and the effectiveness of the amendment and restatement of the Articles. The amendment and restatement would take the form of the Amended and Restated Articles of Incorporation attached to this Proxy Statement as Appendix A.

         The increase and reclassification of the Common Stock is intended (a) to allow shares of each of the new classes of Common Stock to be issued in connection with the proposed merger (the "Merger") of Genosys Technology Management Inc., a Delaware corporation ("Genosys") and GTM Acquisition Corp., a wholly-owned subsidiary of the Company (the "Merger Sub"), pursuant to an Agreement and Plan of Merger, dated as of August 31, 2001, among the Company, Genosys, the principal stockholders of Genosys, and the Merger Sub, (b) to allow shares of Class A Stock to be issued in a $7,000,000 private equity offering (the "Offering") by the Company in connection with the Merger, and (c) to allow shares of Class A Stock to be issued in future acquisitions or financings thereof through additional private equity offerings. For more information on the Offering, see "Private Equity Investments in the Company". At the effective time of the Merger (the "Effective Time"), each outstanding share of Genosys' capital stock, other than shares as to which appraisal rights have been properly exercised, will be converted into the right to receive shares of Class A Stock and Class B Stock of the Company. The terms and conditions of the Merger are summarized below under "The Merger."

         As of the Record Date, there were 12,008,000 shares of Common Stock issued and outstanding. Pursuant to the proposed amendment and restatement of the Company's Articles of Incorporation, the number of authorized shares of common stock will be increased to a total of 500,000,000, consisting of 485,000,000 shares of Class A Stock, and 15,000,000 shares of Class B Stock, and all of the outstanding shares of Common Stock as of the Record Date will be reclassified as Class A Stock.

         The purpose of the increase in the number of authorized shares of Common Stock and the creation of Class A Stock and Class B Stock is to provide for the issuance of such shares in exchange for shares of Genosys' capital stock, and the issuance of shares of Class A Stock to investors in the Offering, thereby permitting completion of the Merger and the Offering, and to allow for future issuances of Class A Stock in connection with additional acquisitions or financings the Company may complete. The Board of Directors believes it desirable and in the best interest of the Company to complete the Merger and the Offering, and to provide for other future acquisitions, and therefore to increase and reclassify the Common Stock pursuant to the proposed amendment and restatement of the Company's Articles of Incorporation.


         Shares of Class A Stock will have the same rights per share with respect to voting, dividends and distributions upon any liquidation of the Company as shares of Common Stock had before the proposed amendment and restatement of the Company's Articles, subject, however, to the dilutive effects of the issuances of Class A Stock and Class B Stock pursuant to the Merger and the additional equity investments in the Company to be made pursuant to the Offering upon the effectiveness of the Merger. There are no arrears in dividends with regard to the outstanding Common Stock of the Company that will be reclassified as Class A Stock.


         Shares of Class B Stock will have no dividend rights, will have a value of $0.001 per share upon a liquidation of the Company, and will be entitled to one-fifth (1/5) of one vote for every share on matters submitted to a shareholder vote. If the Company completes additional acquisitions with a total value of $10,000,000 or more during the first 12 months after the Merger, then at any time after the date which is two and one-half (2 1/2) years after the Merger, and so long as the market price of the outstanding Class A Stock, based upon a thirty trading day average, is $3.33 or more at the time of conversion, each share of Class B Stock will be convertible into one (1) share of Class A Stock. If, however, the Company does not complete such additional acquisitions during the first 12 months after the Merger, then at any time after the date which is two and one-half (2 1/2) years after the Merger, and so long as the market capitalization of the outstanding Class A Stock is $250,000,000 or more at the time of conversion, each share of Class B Stock will be convertible into Class A Stock at a rate based on the market value of the Class A Stock at the time of conversion, with each share of Class B Stock being convertible into a number of shares of Class A Stock equal to (i) $3.33 divided by (ii) the Market Price of a share of Class A Stock on the conversion date.


         Holders of shares of Class A Stock acquired in the Merger and upon the conversion of the Class B Stock acquired pursuant to the Merger and holders of shares of Class A Stock acquired pursuant to the Offering will have demand and "piggyback" registration rights pursuant to a stockholders agreement to be executed in connection with the Merger.


         It is the Company's intention to make one or more additional acquisitions after the Merger. It is anticipated that, in order to complete such acquisitions, additional equity securities of the Company will be issued as consideration in such acquisitions, or additional funds will be raised through the issuance of additional equity securities to complete such acquisitions. Such issuances may involve (i) preferred stock which may hereafter be authorized having preferences and priorities superior in right to the Class A Stock and the Class B Stock, or (ii) Class A Stock issued at prices substantially discounted from the public market price of the Class A Stock; in either case, stockholders of the Company may experience significant dilution of their stock ownership after the Closing.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S ARTICLES TO CREATE TWO CLASSES OF COMMON STOCK AND INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                 PROPOSAL NO. 2

  APPROVAL OF AMENDMENTS INCLUDED IN THE AMENDMENT AND RESTATEMENT OF THE
   COMPANY'S ARTICLES OF INCORPORATION TO LIMIT THE LIABILITY OF DIRECTORS AND OFFICERS OF THE COMPANY, AND TO GIVE STOCKHOLDERS THE POWER TO AMEND THE
                                COMPANY'S BYLAWS

         The Company's Board of Directors has approved the inclusion of additional amendments in the proposed amendment and restatement of the Articles that would (i) limit or eliminate the liability of a Director, officer or other individual working on behalf of the Company under certain circumstances, (ii) provide for indemnification of a Director, officer or other individual working on behalf of the Company, to the fullest extent permitted by Nevada law, and
(iii) give the stockholders the concurrent power with Directors to amend the Bylaws of the Company. The proposed amendments to the Company's Articles will be contingent upon the completion of the Merger and the effectiveness of the amendment and restatement of the Articles. The amendment and restatement would take the form attached to this Proxy Statement as Appendix A.

         Pursuant to Articles 78.037 and 78.7502 of the Nevada General Corporation Law, the Company may add a provision to its Articles eliminating or limiting the personal liability of a director or officer to the Company or its stockholders for certain breaches of fiduciary duty as a director or officer, and may indemnify any person who, by reason of serving as a Director or officer of the Company, or serving in another capacity at the request of the Company, becomes or is threatened to be made a party to any legal action, suit or proceeding. The proposed amendments would, to the extent permitted by law, shield directors and officers, and others working on behalf of the Company, against personal liability incurred as a result of their affiliation or work with the Company. The Company believes that the proposed amendments, which are standard in the Articles of Incorporation of many corporations, are desirable, in the best interest of the Company and would add necessary protection for those individuals involved with or working for the Company.

         The proposed amendment giving the stockholders the concurrent power with Directors to amend the Bylaws of the Company would make it possible for the stockholders, at any meeting of stockholders entitled to vote, to amend the Company's Bylaws. Under the Company's Articles of Incorporation as currently in effect, the power to amend the Bylaws is vested in the Directors. While the Directors will continue to have this right to amend the Bylaws without the necessity of calling a stockholder's meeting, the stockholders will also be able to amend the Bylaws at stockholders' meetings. The Company believes that such a provision is desirable and in the best interests of the Company and its stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS THAT WOULD (I) LIMIT OR ELIMINATE THE LIABILITY OF A DIRECTOR, OFFICER OR OTHER INDIVIDUAL WORKING ON BEHALF OF THE COMPANY UNDER CERTAIN CIRCUMSTANCES, (II) PROVIDE FOR INDEMNIFICATION OF A DIRECTOR, OFFICER OR OTHER INDIVIDUAL WORKING ON BEHALF OF THE COMPANY, TO THE FULLEST EXTENT PERMITTED BY NEVADA LAW, AND (III) GIVE THE STOCKHOLDERS THE CONCURRENT POWER WITH DIRECTORS TO AMEND THE BYLAWS OF THE COMPANY, AS SET FORTH IN THE PROPOSED AMENDMENT AND RESTATEMENT OF THE ARTICLES.

                                 PROPOSAL NO. 3


                         APPROVAL OF A PROPOSAL TO ELECT
                      VIRGINIA GAMBALE AND NICHOLAS TOPHAM
                           AS DIRECTORS OF THE COMPANY

         It is proposed that, upon and subject to the completion of the Merger and the Offering, Virginia Gambale and Nicholas Topham be elected as Directors of the Company.

         Upon completion of the Merger and the Offering, it is expected that Wendy Paige and Simon Blackman will resign as Directors of the Company. Two directors are to be elected to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. The nominees for directors have consented to serve if elected and the Company has no reason to believe that either of the nominees will be unable to serve. Should either nominee become unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. Should additional persons be nominated for election as directors, the two persons receiving the greatest number of votes shall be elected.

NOMINEES FOR ELECTION

         The following information with respect to the nominees has been furnished by them.

VIRGINIA GAMBALE. Ms. Gambale, age 42, has been a General Partner in the technology practice of ABS Ventures, investing in software, infrastructure and wireless technologies since the beginning of this year. Prior to joining ABS Ventures, from 1999 to 2001, she was Managing Director and Group Head of Deutsche Bank Strategic Ventures, a portfolio of technology and financial service early stage ventures. From 1997 to 1999, Ms. Gambale was the Chief Information Officer for DB Alex. Brown and BT Alex Brown and from 1994 to 1997, she held various technology positions at Merrill Lynch. Ms. Gambale currently serves as a director of numerous technology companies, including Genosys, CertCo, Inc., Transindigo Inc, Workbrain Inc., Adeptra Ltd. and Synchronoss Technologies, Inc. She is also Chairman of the Board and Chief Executive Officer of IQ Financial Systems, Inc., a global financial services software firm, and acts as advisor to CPM, the largest solutions integrator in Brazil. Ms. Gambale is currently a defendant in a lawsuit involving former employees of IQ Financial Systems, Inc.

NICHOLAS TOPHAM. Mr. Topham, age 43, from March 1999 to the present has been Chief Executive Officer of EquiTel, and Executive Vice President of and director of Business Development & Strategy for Telemonde Inc. EquiTel specializes in operating value-added voice and data services. Telemonde is a provider of international wholesale services to the telecommunications sector, including voice, Internet transit, media services & co-location. Mr. Topham specializes in international wholesale communications and the strategic development of telecommunications. From May 1997 to March 1999, he was with Arthur Andersen, where he was Director of the Global Communications & Entertainment practice. Prior to joining Arthur Andersen, Mr. Topham worked for British Telecom for thirteen years where he served in various positions, most recently as Head of Market Development and Strategy - BT International Carrier Services.

DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING



         The following information, with respect to the director who will be continuing as a director after the Meeting, has been furnished by him.


JAMES J. MELILLO. Mr. Melillo, age 51, a Director of NetJ.com since 1999, is co-founder and Chief Executive Officer of The Executive Conversation, Inc. ("TEC"), a learning and consulting organization which utilizes the knowledge base of former chief executive officers to provide business acumen to the sales and marketing departments of global Fortune 500 companies. Prior to becoming Chief Executive Officer of TEC in 2000, Mr. Melillo served as President of TEC from 1994 to 2000. In addition, Mr. Melillo has previously held various corporate officer positions in publicly and privately held companies. Mr. Melillo has a BA in Philosophy from Sarah Lawrence, an MA-Economics from the University of Pittsburgh, and an MBA from Columbia University.

         COMMITTEES AND DIRECTOR MEETINGS


         The entire Board of Directors acts as the nominating committee responsible for selecting candidates for election as Directors. Stockholders wishing to submit the name of a candidate for the Board of Directors should submit the recommendation, along with biographical information, to the Secretary of the Company. The Board of Directors has established an Acquisition/Financing Committee to oversee possible acquisitions. The Acquisition/Financing Committee met twice during the last fiscal year and is comprised of Mr. Melillo and Ms. Paige. Mr. Melillo is the Chairman of this committee. The Company does not have an Audit Committee.


         The Board of Directors held nine (9) special and regularly scheduled meetings during the last fiscal year ended December 31, 2000. During such fiscal year and for the period during which each Director was on the Board, each Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which the Director served during the last fiscal year.

         DIRECTOR COMPENSATION

         Since its inception, the Company has not paid its Directors. Directors may be reimbursed for out-of-pocket expenses and may be compensated for the time they devote to the Company at some time in the future, pursuant to some arrangement to be determined on the basis of the nature and extent of the services which may be required and which will be, if adopted, no less favorable to the Company than the charges for similar services made or offered by independent third parties similarly qualified.


         On September 14, 2000, the Company established an Employee Stock Option Plan (the "Plan"). The Plan covers both current and prospective employees, consultants and directors of the Company. The maximum number of shares available for issuance under the Plan is 9,500,000. As of December 31, 2000, there were 2,250,000 options granted at an exercise price of $1.15 per share. The options expire on September 13, 2005. In addition, the shares underlying the options granted in the Plan have been registered pursuant to the filing of a Registration Statement on Form S-8. Pursuant to the Plan, options have been granted to the Directors as listed in the table in this Proxy Statement. Following the Merger, the Company intends to adopt a new employee stock option plan, or amend and restate the Plan, so that employees of Genosys will be eligible to participate and up to 9,500,000 shares of Class A Stock (in addition to those covered by existing options as of the effective date of the Merger) will be available for issuance. No other options, plans or arrangements for deferred compensation, or future compensation have been adopted or are contemplated at this time.

         On July 31, 2000, the Company entered into a legal services agreement with Paige & Co., a law firm located at 5 Eghams Court, Boston Drive, Borne End, Bucks SL8 5YS, England in which Paige & Co. was retained as international counsel to the Company. The founder and principal of Paige & Co. is Wendy Paige, the Acting President and a Director of the Company. Under this agreement, Paige & Co. agreed to provide legal services in connection with the day-to-day operation of the Company, including preparation of legal documents and work associated with investigating and performing due diligence of acquisition targets. No legal services have been performed pursuant to this agreement since September 30, 2000.

         EXECUTIVE COMPENSATION

         The following table sets forth information concerning cash and non-cash compensation paid to or accrued for the benefit of certain of the Company's executive officers ("Named Executive Officers") for all services rendered in all capacities to the Company for the fiscal years ended December 31, 2000 and 1999 and the fiscal year 2001 through the date of this Proxy Statement.



                                                   SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS

                                                                                          SHARES
                                                                                        UNDERLYING
                                                                                         OPTIONS            ALL OTHER
                                                  ANNUAL COMPENSATION                      (#)             COMPENSATION
NAME AND
PRINCIPAL POSITION                  YEAR        SALARY       BONUS        OTHER


Wendy Paige                         2001         $0           $0           $0                    0           $250,000
Acting President/Director           2000          0            0            0            1,000,000           $100,000
 in 2000-2001                       1999          0            0            0                    0

Simon Blackman                      2001          0            0            0                    0
Secretary/Treasurer/Director        2000          0            0            0            1,000,000
                                    1999          0            0            0                    0

James Melillo                       2001          0            0            0              250,000           $113,000
Director                            2000          0            0            0              250,000
                                    1999          0            0            0                    0

         The options and other compensation set forth for Ms. Paige and Mr. Melillo in 2001 are being granted subject to the completion of the Merger and the Offering.


            AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

         The following table sets forth for each director and, for each of the Named Executive Officers in the Summary Compensation Table above, the fiscal year-end number and value of unexercised options. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2000, and none of the options held were "in-the-money" as of such date.

                                                                         VALUE OF UNEXERCISED
                             NUMBER OF UNEXERCISED                       IN-THE-MONEY OPTIONS
                             OPTIONS AT DECEMBER 31, 2000                AT DECEMBER 31, 2000(1)


                             EXERCISABLE         UNEXERCISABLE           EXERCISABLE         UNEXERCISABLE
Wendy Paige                  1,000,000               - -                      $0                  - -

Simon Blackman               1,000,000               - -                      $0                  - -

James Melillo                  250,000               - -                      $0                  - -



         The Company has no employment agreements with any executive officers.



         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF VIRGINIA GAMBALE AND NICHOLAS TOPHAM AS DIRECTORS OF THE COMPANY.





--------
(1) The value of unexercised in-the-money options is the difference between the exercise price of the options and the fair market value of the Company's Common Stock at December 31, 2000 ($1.20 per share).

                           THE MERGER AND THE OFFERING

         Although the stockholders of the Company are not being asked to approve the Merger or the Offering, the material terms of the Merger and the Offering are summarized below in order to demonstrate the advisability of the Amendment and Restatement of the Articles.


         The Company will acquire Genosys through the merger of a wholly-owned subsidiary of the Company with and into Genosys in exchange for shares of Class A Stock and Class B Stock.


GENOSYS

         Genosys is located at 65 Broadway, 2nd Floor, New York, NY 10006. Genosys is in the business of monitoring and managing networks and systems, an area that is often referred to as the management service provider ("MSP") market. Its services provide clients an alternative to the traditional "in-house" approach to monitoring and managing their information technology infrastructure. While an in-house approach requires procuring hardware and software and the personnel required to implement and operate the tools, the Genosys model allows clients to leverage Genosys' people, processes and technology for maximum technology uptime.

         Genosys has the ability to serve multiple clients from a single facility. By maximizing the operational efficiency of its equipment and staff, Genosys can provide improved economies of scale to traditional "in-house" network operations centers. By taking a vendor-neutral approach to managing the information technology infrastructure of its clients, Genosys eliminates the need for each client to construct, staff and maintain its own operations center and allows them to maintain their focus on their core business.

         As an MSP, Genosys delivers technology management services for local area networks ("LANs"), wide area networks ("WANs"), systems, applications, web-based applications and e-business infrastructures remotely, to multiple clients, on a subscription basis. Genosys uses its approach to technology management to address many of the common problems currently facing information technology departments, such as:

         o        Shortage of skilled labor

         o        General increase in dependence on information technology

         o Criticality of systems up time (response time, availability, user satisfaction)

         o        Risk of implementing in-house solutions (time, vendor lock-in)

         o Up-front capital expenditures required for implementing internal technology management solutions

         o        Rapidly changing tools and technologies

         By leveraging the experience of its operating team in managing global, mission-critical technology for the financial services industry, Genosys helps its clients maximize their technology infrastructure investments. In addition, Genosys' recommendations are driven solely by unique customer requirements. Technology management is its only business and not a subset of a business designed to sell more network bandwidth or equipment. Through this vendor independence, Genosys is able to deploy network, equipment and system alternatives that are ideal for each individual client.


         The primary target audience for Genosys' direct sales efforts is the enterprise market. Genosys focuses on prospective clients that operate a LAN or WAN, with an IT staff that has expansion or automation goals. These clients may also want the ability to increase control over transport and equipment provider performance under service level agreements ("SLAs"), and they may have or need a NOC strategy that requires additional levels of support. In order to maximize the effectiveness of its sales force, Genosys' currently focuses on vertical markets with respect to the direct sales effort.


         The four primary vertical markets are:

         o        Financial/Banking & Insurance Institutions

         o Professional Services (including, but not limited to Legal, Accounting, Engineering and Architectural firms)

         o        Power/Utilities Companies

         o        Chemical/Pharmaceutical Companies



         Genosys' operations were launched in August 2000 with the opening of its intelligent network operations center in New York City and it currently has approximately seven (7) clients, including two major global law firms headquartered in New York City and two Fortune 500 energy companies.


PARTNER PROGRAM

         Genosys, through its partner program, has aligned and "partnered" with companies that provide synergistic services to Genosys' focused technology management services. By "partnering" with such companies, Genosys is able to extend its sales reach and market penetration, while offering customers an overall solution to global information technology infrastructure management. Through joint marketing agreements, its "partners" share in a percentage of Genosys revenues that are generated by their involvement in the sale process. Some companies may wish to forgo a formal business arrangement, and simply agree to jointly work deals and share "leads" on an informal basis. Genosys anticipates that, over time, the majority of its customer opportunities will be identified through its interaction with its "partners."


         Additionally, the Wall Street Technology Association ("WSTA") and Genosys recently entered into a strategic alliance that allows Genosys to partner with the WSTA in marketing to its significant member base of companies and individuals in the global financial community. The WSTA is a non-profit educational organization that focuses on technologies, operational approaches, and business issues for the global financial community.

GENOSYS MANAGEMENT SYSTEM

         The Genosys operations team has utilized information technology infrastructure experience to develop the Genosys Management System ("GMS"). The GMS represents the integration of a powerful, open architecture management console platform, customized databases, specialized probes and element managers, internet service monitors, and other tools, with a robust trouble ticketing system.

FUTURE PLANS

         Genosys intends to develop its existing service offerings to address changing market requirements and conditions.

         In the next 12 months, Genosys will address the opportunity for consolidation within its sector; a unique opportunity presented by the convergence of reduced levels of investment in the sector, putting many managed services operations in the consolidation space, and the growing acceptance of enterprises to the value of outsourcing the management of their networks.

REASONS FOR THE MERGER

         The Company has no current business. The Company's business plan has been to seek one or more profitable business combinations or acquisitions to secure profitability for its shareholders. Over the past year, the Company has entered into negotiations regarding several acquisition targets. None of these acquisitions materialized and the Company continued its search. The management of the Company believes that the acquisition of Genosys will advance its business plan and provide a platform for the future profitability of the Company. There can be no assurance, however, that this transaction will be consummated or that, if consummated, it will actually advance the business plan of the Company.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER


         You should be aware that certain officers and directors of the Company may have interests in the Merger that are different from, or in addition to, yours. As described in "Executive Compensation" above, Ms. Paige and Mr. Melillo will receive cash payments and Mr. Melillo will receive certain stock options upon the completion of the Merger and the Offering.

         Ms. Gambale is affiliated with Pyramid Ventures, Inc., which is the majority stockholder in Genosys, and which will receive shares of Class A Stock and shares of Class B Stock in the Merger. Pyramid Ventures, Inc. also proposes to subscribe for and purchase 5,000,000 shares of Class A Stock from the Company in the Offering for a cash investment of $500,000.


CONSIDERATION FOR MERGER


         In the Merger, Genosys' capital stock outstanding immediately prior to the completion of the Merger will be exchanged for approximately 14,840,000 shares of Class A Stock and 6,000,000 shares of Class B Stock. The Class A Stock issued to holders of Genosys' capital stock in their capacities as such will equal approximately 11.8% of the outstanding Class A Stock of the Company immediately following the Effective Time, on a fully-diluted basis (but excluding shares of Class A Stock issuable upon conversion of Class B Stock) and after giving effect to: (i) the securities issued in order to raise the $7,000,000 cash proceeds expected to be received by the Company as a result of the Offering, (ii) all grants of stock and stock options to executive employees of Genosys and Directors of the Company upon completion of the Merger; (iii) the reservation of shares of Class A Stock available to be issued pursuant to the employee stock option plan of the Company after the Merger; and (iv) the Placement Agent's Warrant (see "Placement Agent" below). In addition, certain employees of Genosys holding employee stock options will receive from the Company options to acquire, in the aggregate, approximately 408,000 shares of Class A Stock and 200,000 shares of Class B Stock.

         As an inducement to enter into the Agreement and Plan of Merger, the Company has agreed to issue to each of Joshua Levine and Irwin Wallach, each a Co-President and Co-Chief Executive Officer of Genosys, warrants to acquire up to 250,000 shares of Class A Stock at $0.10 per share, whether or not the Merger is completed. It is anticipated that additional options or warrants to acquire up to 1,000,000 shares of Class A Stock each will be issued to each of them in connection with employment arrangements to be entered into with them upon completion of the Merger.

         If the Company completes additional acquisitions with a total value of $10,000,000 or more during the first 12 months after the Merger, then at any time after the date which is two and one-half (2 1/2) years after the Merger, and so long as the market price of the outstanding Class A Stock, based upon a thirty trading day average, is $3.33 or more at the time of conversion, each share of Class B Stock will be convertible into one (1) share of Class A Stock. If, however, the Company does not complete such additional acquisitions during the first 12 months after the Merger, then at any time after the date which is two and one-half (2 1/2) years after the Merger, and so long as the market capitalization of the outstanding Class A Stock is $250,000,000 or more at the time of conversion, each share of Class B Stock will be convertible into Class A Stock at a rate based on the market price of the Class A Stock at the time of conversion, with each share of Class B Stock being convertible into a number of shares of Class A Stock equal to (i) $3.33 divided by (ii) the market price of a share of Class A Stock on the conversion date.


NEW OFFICERS

         Upon completion of the Merger and the Offering, it is expected that Ms. Paige will resign as the Acting President of Company, Mr. Blackman will resign as the Acting Secretary and Treasurer of the Company, and that the Board of Directors will elect Nicholas Topham and James Melillo as President and Secretary of the Company, respectively. Thereafter, the Board may also elect additional persons as new executive officers of the Company.

OTHER AGREEMENTS


         After giving effect to the Merger and the Offering, the principal stockholders of the Company as well as certain of the former stockholders of Genosys will enter into additional agreements, including a stockholders agreement among stockholders of the Company and employment agreements between Genosys and certain key executives. The stockholders agreement will provide for, among other things, the composition of the Board of Directors of the Company, demand and "piggyback" registration rights for certain holders of Class A Stock and Class B Stock, "tag-along" sale rights, restrictions on sales of stock of the Company, and certain rights of the principal investor in the Offering to purchase up to 20,000,000 shares of Class A Stock from Pyramid Ventures, Inc. and Allegheny Communications Connect, Inc. See "Private Equity Investments in the Company", below.

CONDITIONS TO THE MERGER

         The obligation of Genosys to complete the Merger is subject to the satisfaction or waiver of the following conditions, among others:

         o        all required consents and approvals;

         o certification to Genosys by the chief financial officer of the Company that the Company has a minimum of $4,000,000 in cash available at the closing date of the Merger, net of all liabilities, including fees, expenses and other costs relating to the transactions contemplated by the merger agreement;

         o the execution and delivery by the Company of a stockholders agreement among the Company, the principal stockholders of the Company, and certain former stockholders of Genosys; and


         o performance in all material respects by the Company and Merger Sub of the obligations required to be performed by them under the merger agreement at or prior to closing.


         The Company's obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions, among others:


         o satisfactory due diligence by the Company with respect to Genosys' European subsidiaries, including accounting, legal, tax and technical diligence;


         o        all required consents and approvals;


         o the execution and delivery of satisfactory employment contracts with key executives of Genosys;

         o receipt of a true and complete copy of the unaudited balance sheet of Genosys as of August 31, 2001, and the related unaudited statements of income and statements of cash flow of Genosys for the eight-month period ended August 31, 2001;


         o the execution and delivery of a stockholders agreement among the Company, the principal stockholders of the Company and certain former stockholders of Genosys;

         o the completion of private equity investments in the Company of at least $7,000,000;


         o the principal amount of, and any accrued interest on, all indebtedness of Genosys to Pyramid Ventures, Inc. shall have been cancelled and exchanged for shares of Genosys Series A-1 Preferred Stock prior to the closing date of the Merger;


         o the operability of Genosys' back-up generator located at 65 Broadway, New York, NY, as certified by an engineering firm; and

         o immediately prior to the Effective Time, holders of not more than 5% of Genosys' outstanding shares shall have taken actions under Delaware law to assert appraisal rights.

TERMINATION; FEES

         The Company and Genosys may mutually agree, at any time prior to the completion of the Merger, to terminate the merger agreement. In addition, the Company or Genosys may terminate the merger agreement if:

         o the Merger has not been completed on or before October 16, 2001; or


         o there is a permanent legal prohibition, including a final and non-appealable court order or injunction, to the completion of the Merger.

         Genosys may terminate the merger agreement if:

         o The Company or Merger Sub fails to perform in any material respect any obligation or materially breaches its representations and warranties under the merger agreement, in each case, such that the Company or Merger Sub fails to cure such breach within ten (10) calendar days after receipt of a notice.

         The Company and Merger Sub may terminate the merger agreement if:

         o Genosys or any Genosys stockholder fails to perform in any material respect any obligation or materially breaches its representations and warranties under the merger agreement, in each case, such that Genosys or the Genosys stockholder fails to cure such breach within ten (10) calendar days after receipt of a notice.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


         Subject to customary assumptions, the Company believes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, the Company believes that the following material U.S. federal income tax consequences will result from the
Merger:


         o no gain or loss will be recognized by the Merger Sub or the Company as a result of the Merger;

         o no gain or loss will be recognized when holders of Genosys common stock receive Class A Stock and Class B Stock in exchange for the common stock of Genosys in the Merger, except with respect to cash received in lieu of a fractional share of Genosys common stock;

         o the tax basis of the Class A Stock and Class B Stock received by the holders of Genosys common stock in the Merger will be the same as the tax basis of the Genosys common stock surrendered in the Merger reduced by the tax basis allocable to fractional shares for which cash is received; and

         o the holding period for Class A Stock and Class B Stock that holders of Genosys common stock receive in the Merger will include the holding period of their shares of Genosys common stock if they held the Genosys common stock as a capital asset at the time of the Merger.


         The Internal Revenue Service will not be asked to rule on the tax consequences of the Merger.


         The summary set forth above is not a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement or the Merger itself. For example, the summary does not discuss the tax effects of the conversion of Genosys options into Company options, or the tax consequences, if any, of the Merger or the exchange of shares in the Merger under state, local, foreign or other tax laws or under proposed changes in applicable tax laws.

APPRAISAL RIGHTS

         Holders of Genosys' capital stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger so long as they take all steps necessary to perfect those rights.

         Holders of capital stock of the Company will not be entitled to appraisal rights.

PRIVATE EQUITY INVESTMENTS IN THE COMPANY


         At the Effective Time, it is anticipated that the Company will complete the Offering, in which Byram International Holdings Inc. (or possibly, a group of investors led by it), a corporation controlled by Simon Cooper, will subscribe for and purchase 50,000,000 shares of Class A Stock from the Company, for a cash investment of $5,000,000; Allegheny Communications Connect, Inc. will subscribe for and purchase 15,000,000 shares of Class A Stock from the Company, for a cash investment of $1,500,000; and Pyramid Ventures, Inc. will subscribe for and purchase 5,000,000 shares of Class A Stock from the Company, for a cash investment of $500,000. In addition, Byram International Holdings Inc. will receive warrants to purchase 5,000,000 shares of Common Stock of the Company at $0.75 per share. In the Offering, shares of Class A Stock will be sold only to prospective investors that are "accredited" under Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

         Byram International Holdings Inc. will have a call option permitting it to repurchase the Common Stock purchased by Allegheny Communications Connect, Inc. and Pyramid Ventures, Inc., exercisable for a period of two years after the consummation of the transaction, for a price consisting of (i) cash in the amount of their original investments plus eight percent (8%) per annum through the date of the call. Upon any exercise of the call option, the Company will issue to Allegheny Communications Connect, Inc. and Pyramid Ventures, Inc. warrants to purchase a total of 2,000,000 shares of Class A Stock of the Company at $0.75 per share. This call option is contingent upon the Company's closing of one or more acquisitions and/or mergers with an aggregate value of $10,000,000 during the 12 months after the Effective Date. If the Company does not meet this condition, the call rights terminate.

         The investors in the Offering as well as certain of the former stockholders of Genosys will enter into a stockholders agreement, which will provide for, among other things, the investor's "call" rights described above, the composition of the Board of Directors of the Company, demand and "piggyback" registration rights for certain holders of Class A Stock and Class B Stock, "tag-along" sale rights, and restrictions on sales of stock of the Company.


         THE INVESTORS IN THE OFFERING WILL BE PURCHASING CLASS A STOCK AT A SUBSTANTIAL DISCOUNT TO THE CURRENT PUBLICLY TRADED PRICE OF A SHARE OF COMMON STOCK OF THE COMPANY, AND THESE PRIVATE EQUITY INVESTMENTS WILL RESULT IN SUBSTANTIAL DILUTION OF THE SHAREHOLDINGS OF STOCKHOLDERS OF THE COMPANY BEFORE THE MERGER.

RESTRICTIONS ON TRANSFER OF SHARES


         The shares of Class A Stock purchased by the investors in the Offering (the "Investors Shares") and the shares of Class A Stock and Class B Stock received by the former stockholders of Genosys in the Merger (the "Merger Shares") will be subject to restrictions on transfer. Although, upon reclassification of the Company's Common Stock, there will be a public market for the Class A Stock, the Investors Shares and the Merger Shares will not have been registered under the Securities Act and must be held indefinitely, unless a transfer is subsequently registered or an exemption from registration is available. The Investors Shares and the Merger Shares may not be transferred, unless (i) an effective registration statement under the Securities Act covers the proposed transfer, (ii) the holder of the shares has notified the Company of the proposed transfer and, if reasonably requested by the Company, the holder has furnished the Company with an opinion of counsel, reasonable satisfactory to the Company, that the proposed transfer will not require registration under the Securities Act, or (iii) the shares are sold pursuant to Rule 144 or Rule 144A of the Securities Act. The Investors Shares and the Merger Shares will bear a legend setting forth these restrictions on transfer and any other legends required by state securities laws and the stockholders agreement among the shareholders of the Company.

         In general, under Rule 144 as it is currently in effect, any person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the issued and outstanding shares of the same class or the reported average weekly trading volume or the reported average weekly trading volume in the over-the-counter market for the four weeks preceding the sale. Sales under Rule 144 are also subject to certain manner-of-sale restrictions and notice requirements and to the availability of current public information concerning the Company. Persons who have not been affiliates of the Company for at least three months and who have held their restricted shares for more than two years are entitled to sell such restricted shares without regard to the volume, manner-of-sale, notice and public information requirements of Rule 144.


         In certain correspondence with NASD Regulation, Inc., dated January 21, 2000, the Securities and Exchange Commission has taken the position that, depending on the facts and circumstances of each particular situation, the promoters or affiliates of "blank check companies", as well as their transferees, both before and after a business combination with an operating entity, may be considered "underwriters" of the securities issued by the blank check company. As a result, in the SEC's view, in those circumstances Rule 144 may not be available for resale transactions, and the securities involved can only be resold through registration under the Securities Act.

 USE OF PROCEEDS


         The Company anticipates that the net proceeds from the Offering will be used primarily for the working capital needs of the Company and Genosys after the Merger, expenses related to the Merger and the Offering, and the discharge of certain existing liabilities of the Company. Expenses related to the Merger and the Offering will include approximately $600,000 in fees to First Equity Capital Securities, Inc. (see "Placement Agent", below) for its services as financial advisor to the Company in connection with the Merger and the Offering, and approximately $200,000 in legal fees. In addition, approximately $648,260 of the proceeds of the Offering will be used to pay certain outstanding liabilities of the Company, including (a) bridge loans to the Company in the amount of $250,000 owing to Byram International Holdings Inc., (b) $5,832.18 owed to Blake, Cassels & Graydon LLP, (c) $4,427.50 owed to Chrysses Demetriades, (d)

$250,000 owed to Wendy Paige for services as a director and officer of the Company, (e) $25,000 owed to Intrepid International, Ltd. for certain legal and financial advisory services rendered to the Company (or in lieu of such cash payment, the Company may issue options to acquire up to 100,000 shares of Class A Stock), and (f) $113,000.00 owed to James Melillo for reimbursement of certain expenses incurred on behalf of the Company and postponement of the exercise date of certain options held by him.


PLACEMENT AGENT


         First Equity Capital Securities, Inc. has acted as financial advisor to the Company in connection with the Merger and as placement agent for the Company in connection with the placement of the Investors Shares, for which it will receive a fee of $600,000 plus six percent (6%) of the gross proceeds of the placement over $5,000,000. In addition, First Equity Capital Securities, Inc. will receive a warrant (the "Placement Agent's Warrant") entitling First Equity Capital Securities, Inc. to purchase shares of Class A Common Stock equal to five percent (5%) of the securities issued to the investors pursuant to the Offering. The Placement Agent's Warrant will (i) have an exercise price of $0.01 per share, (ii) be exercisable for a period of five (5) years from the date of issuance and (iii) contain customary provisions allowing cashless exercises and "piggyback" registration rights. The Company has agreed to indemnify First Equity Capital Securities, Inc. against certain liabilities, including any untrue statement or alleged untrue statement of fact contained in, or omissions or alleged omissions from, any business plan or offering memorandum or similar statements or omissions in or from any other information furnished by the Company to First Equity Capital Securities, Inc. or any prospective investor.




SELECTED FINANCIAL DATA

         The following selected consolidated financial data as at and for the five months ended May 31, 2001, have been derived from the unaudited consolidated financial statements of Genosys Technology Management Inc. These statements have been reviewed by Moore Stephens, P.C.

         IT SHOULD BE NOTED THAT GENOSYS IS AN EARLY-STAGE COMPANY, WITH REVENUES OF LESS THAN $100,000 PER MONTH, AND IS EXPECTED TO HAVE NO CASH OR OTHER WORKING CAPITAL AT THE CLOSING OF THE MERGER.

                       GENOSYS TECHNOLOGY MANAGEMENT INC.
                                  Balance Sheet
                                  May 31, 2001


                                   (UNAUDITED)


ASSETS
          Current assets:

                   Cash and short-term investments            $  3,030,872

                   Accounts receivable                             274,356

                   Property and equipment held for disposal        232,415

                   Other current assets                            105,471
                                                              ------------

                        Total Current Assets                  $  3,643,114

            Property and equipment, net                       $  4,262,540

            Other assets                                      $    262,380
                                                              ------------

                        Total Assets                          $  8,168,034
                                                              ============



LIABILITIES AND SHAREHOLDERS' EQUITY

          Current liabilities:

                   Accounts payable and accrued expenses      $  1,349,518

                   Bridge loan                                $  1,954,733

                   Deferred revenue                                232,252
                                                              ------------

                        Total Current Liabilities             $  3,536,503

                   Deferred rent                              $    508,165
                                                              ------------

                        Total liabilities                     $  4,044,668

          Shareholders' Equity:

                   Series A-1 Preferred Stock                 $     23,123

                   Series A-2 Preferred Stock                       47,877

                   Common stock - Class A                           20,068

                   Additional Paid-In-Capital                   14,114,481

                   Translation adjustment                         (194,737)

                   Retained earnings (deficit)                  (9,887,174)
                                                              ------------

                                                              $  4,123,638

            Less:  Treasury Stock                             $       (272)
                                                              ------------

                        Total Shareholders' Equity            $  4,123,366
                                                              ------------

                        Total Liabilities and Equity          $  8,168,034
                                                              ============

                       GENOSYS TECHNOLOGY MANAGEMENT INC.
                                Income Statement
                     For the Five Months Ended May 31, 2001

                                   (UNAUDITED)


REVENUE                                                        YTD
                                                          ------------

                   Network Management Revenue             $    267,630

                   Facilities Management                     1,410,205

                   Professional Services Fees                  343,677

                   Other                                         --
                                                          ------------

                        Total Revenue                     $  2,021,512
COST OF REVENUE

                   Salaries                               $  1,603,535

                   Professional Fees                           589,158

                   Software Purchases                            --

                   Other                                       256,961
                                                          ------------

                        Total Cost of Revenue                2,449,654
                                                          ------------

GROSS MARGIN                                                  (428,142)

SELLING, GENERAL AND ADMINISTRATIVE

                   Salaries & Commissions                    1,870,907

                   Benefits                                    263,888

                   Technology                                  224,927

                   Occupancy                                   451,162

                   Travel                                      194,298

                   Professional Services Fees                  510,906

                   Other                                       631,957
                                                          ------------

                        Total Expenses                    $  4,148,045
                                                          ------------

EBITDA                                                    $ (4,576,187)

                   DEPRECIATION AND AMORTIZATION          $    479,154
                                                          ------------

EBIT                                                      $ (5,055,341)

                   Interest income (expense), net         $    (20,511)

                   Other Income                              4,410,500

                   Non Cash Financing Charges                 (137,983)

                   Provision for Taxes                         (20,483)
                                                          ------------

  NET LOSS                                                $   (823,818)
                                                          ============

                       GENOSYS TECHNOLOGY MANAGEMENT INC.
                             Statement of Cash Flows
                     For the Five Months Ended May 31, 2001
                                   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
          Net income                                                 $ (823,818)

          Adjustments to reconcile net income
          to net cash provided by operating activities:

                Depreciation & Amortization                             479,154

                Non Cash Financing Charges                              137,983

                Increase in accounts receivable                         (20,102)

                Decrease in prepaid expenses                             57,746

                Increase in other assets                                 (6,753)

                Increase in accounts payable & accrued Expenses        (243,983)

                Increase in deferred revenue                            (79,302)

                Increase in deferred rent                                38,472
                                                                     ----------

          Net cash flow from operating activities                    $ (460,603)

CASH FLOWS FROM INVESTING ACTIVITIES

          Purchase of property and equipment                         $ (685,516)
                                                                     ----------

          Net cash provided (used) by investing activities           $ (685,516)

CASH FLOWS FROM FINANCING ACTIVITIES

          Cash received from bridge loan                             $2,000,000

          Cash received from exercise of options                          1,884

          Purchase of treasury stock                                       (156)
                                                                     ----------

          Net cash provided (used) by financing activities           $2,001,728

  Effect of changes in exchange rates on cash                        $   61,053
                                                                     ----------

   NET INCREASE (DECREASE) IN CASH                                   $  916,662

  Cash at beginning of period                                        $2,114,210
                                                                     ----------

  CASH AT END OF PERIOD                                              $3,030,872
                                                                     ==========

  SUPPLEMENTAL CASH FLOW INFORMATION

  Interest Paid                                                      $     --

  Taxes Paid                                                              5,338

   Non Cash Transactions relating to UK Subsidiaries Liquidation:

          Accounts receivable                                            19,032

          Other current assets                                           53,982

          Property and equipment, net                                   894,009

          Accounts payable and accrued expenses                        (967,023)

                       GENOSYS TECHNOLOGY MANAGEMENT INC.
                               SELECTED FOOTNOTES
                                  MAY 31, 2001



BASIS OF PRESENTATION

Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted.

Genosys Technology Management Ltd., the London based office of Genosys Technology Management Inc. ("Genosys"), was placed in bankruptcy on June 4, 2001. Assets and liabilities of Genosys Technology Management Ltd. have been removed from the balance sheet of Genosys as of May 31, 2001 and the related charge of approximately $25,000 has been included in the "Other" component of "Selling, General and Administrative" expense.

Genosystems Netherlands BV, Genosys Technology Management Germany GmbH and Genosys Technology Management France SAS, the European offices of Genosys, were closed effective March 31, 2001. The property and equipment of these offices have been included in "Property and Equipment held for disposal"

Included in the May 31, 2001 Income Statement are the following results of the London and European operations of Genosys.

         Facilities Management Revenue                $ 1,410,205
         Professional Services Fees                       247,585
                                                      -----------

                   Total Revenue                      $ 1,657,790
         Cost of Revenue                                1,442,353
         Selling General and Administrative             1,794,173
         Depreciation and Amortization                     54,053
         Provision for Taxes                               15,097
                                                      -----------

                   Total Expenses                     $ 3,305,676
                                                      -----------

                   Net Loss                          $ (1,647,886)
                                                     =============

FACILITIES MANAGEMENT REVENUE

Contracts associated with facilities management revenue were terminated as of March 31, 2001 and this revenue is non-recurring.

OTHER INCOME
Other income of $4,410,500 relates to compensation paid to Genosys from facilities management clients for loss of share value due to early termination of the related contracts. This revenue is also non-recurring.

NON-CASH FINANCING CHARGES
Non-Cash Financing Charges of $137,983 relate to the amortization of the $225,000 cost attributable to warrants issued in conjunction with Genosys' bridge loan.

                       GENOSYS TECHNOLOGY MANAGEMENT INC.
                               SELECTED FOOTNOTES
                                  MAY 31, 2001



PREFERRED STOCK

The voting Series A-1 Preferred Stock (2,312,270 shares outstanding) is convertible into an equal number of shares of Common Stock. The non-voting Series A-2 Preferred Stock (4,787,730 shares outstanding) is convertible into an equal number of shares of Series A-1 Preferred Stock. Both series have a liquidation preference at $1.971833 per share. They also have anti-dilution protection on the weighted average method. The Series A-2 Preferred Stock can be converted to Series A-1 Preferred Stock at any time.


BRIDGE LOAN

The $2,000,000 bridge loan, payable to Pyramid Ventures, Inc., is due and payable on August 9, 2001 and bears interest at the prime rate. It can be voluntarily converted into Series A-1 Preferred Stock at the lesser of $3.10 per share and the lowest price per share of capital stock received by Genosys in its most recent financing. An automatic conversion occurs if Genosys raises a net $5 million in new financing. The automatic conversion is at the same cost per share as paid in the new financing.


WARRANTS

The 450,000 warrants issued in connection with the bridge loan are for the purchase of Series A-1 Preferred Stock and are exercisable at $1.50. The warrants expire on December 31, 2010.

                                  MARKET PRICES

         Shares of the Company are traded on the OTC Bulletin Board under the symbol "NETJ." The following table sets forth the range of high and low sales prices as reported on the OTC Bulletin Board during the periods indicated. There was no substantial market activity before December 1998. Based upon standard reporting sources, the following information is provided:

                                                     COMMON STOCK PRICE

                                                 HIGH BID         LOW BID

YEAR ENDED DECEMBER 31, 1998

Third Quarter................................      $N/A             $N/A
Fourth Quarter...............................      3.25             3.00

YEAR ENDED DECEMBER 31, 1999

First Quarter................................     $4.25            $2.00
Second Quarter...............................      5.375            2.00
Third Quarter ...............................      3.88             0.84
Fourth Quarter ..............................      8.00             3.60

YEAR ENDED DECEMBER 31, 2000

First Quarter................................     $8.90            $1.20
Second Quarter...............................      5.70             1.50
Third Quarter................................      3.00             0.90
Fourth Quarter...............................      1.375            0.25

YEAR ENDED DECEMBER 31, 2001

First Quarter................................     $0.86            $0.22
Second Quarter...............................      1.74             0.15

EXCHANGE OF STOCK CERTIFICATES

         If the Merger is consummated and the proposal approving the Amended and Restated Articles is adopted, stockholders will be required to exchange their stock certificates for new certificates representing shares of Class A Stock. Stockholders of record on the Effective Time will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by Madison Stock Transfer, the Company's transfer agent. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. As soon as practicable after the Effective Time, the Transfer Agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing shares of Common Stock in exchange for new certificates representing shares of Class A Stock.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE COMPANY'S TRANSFER AGENT.

         As soon as practicable after the surrender to the transfer agent of any certificate which represents shares of Common Stock, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Class A Stock into which shares of Common Stock represented by the surrendered certificate shall have been reclassified. Each certificate representing shares of the Class A Stock will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Common Stock held prior to the amendment and restatement of the Articles.

         Until surrendered as contemplated herein, each certificate which immediately prior to the amendment and restatement of the Articles represented shares of Common Stock shall be deemed at and after the amendment and restatement of the Articles to represent the number of full shares of Class A Stock contemplated by the preceding paragraph and the right to receive cash for the fair value of any fractional shares.

         Any stockholder whose certificate for Common Stock has been lost, destroyed or stolen will be entitled to issuance of a certificate representing the shares of Class A Stock into which such shares of Common Stock are to be reclassified upon compliance with such requirements as the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

         No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which represented any shares of the Company's Common Stock, except that if any certificates representing the Class A Stock are to be issued in a name other than that in which the certificates for shares of the Company's Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer comply with all applicable federal and state securities laws, and (iii) such surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

RECOMMENDATION OF THE BOARD OF DIRECTORS


         The Company's Board of Directors has approved the Merger, the Offering and the proposed amendment and restatement of the Company's Articles. In order to effect the Merger, the Board has approved and recommends a vote FOR the proposals (i) to amend and restate the Articles to increase the number of authorized shares to 500,000,000, reclassify the Common Stock as Class A Stock and create the Class B Stock; (ii) to limit the liabilities of and provide indemnification to Directors, officers and others associated with the Company, and to permit both the stockholders and the Board of Directors to amend the Bylaws; and (iii) to elect Virginia Gambale and Nicholas Topham to the Board. Each of these proposal will be subject to the successful completion of the Merger.



         The Company reserves the right to abandon the Merger and the proposals described in this Proxy Statement without further action by the Company's stockholders at any time prior to the filing of the amendment and restatement of the Articles with the Secretary of State of the State of Nevada, notwithstanding authorization of the proposals by the Company's stockholders. In addition, the Company and the Merger Sub reserve the right to make changes in the terms of the merger agreement, certain of which are outlined in this Proxy Statement, without further action by the Company's stockholders or Board of Directors.

SUBMISSION OF STOCKHOLDER PROPOSALS

         Any stockholder desiring to present a proposal for inclusion in the Company's proxy statement for the 2002 Annual Meeting of Stockholders of the Company must present the proposal to the Corporate Secretary of the Company not later than November 9, 2001. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be included in the Company's proxy statement for the 2002 Annual Meeting. The chairman of the meeting may determine that any proposal for which the Company did not receive timely notice shall not be considered at the meeting. If in the discretion of the Chairman any such proposal is to be considered at the meeting, the persons designated in the Company's Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.

OTHER BUSINESS

         The Board of Directors is not aware of any other matter to be presented for action at the Meeting other than the matters described in this Proxy Statement. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying forms of proxy to vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of the information on file with the Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. The Company's filings with the Commission are also available to the public from commercial document retrieval services, and on the Commission's World Wide Web site located at http://www.sec.gov. The Common Stock of the Company is listed on the OTC Bulletin Board under the symbol "NETJ".

         As permitted by Commission rules, this document does not contain all the information you can find in filings with the Commission or the exhibits to such filings. The Commission allows the Company to "incorporate by reference" information into this document, which means that the Company may disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that the Company has previously filed with the Commission. These documents contain important information about the Company and its financial performance.


NetJ.com Corp. Commission Filings          Period or Filing Date
---------------------------------          ---------------------

Annual Report on Form 10-KSB               Year ended December 31, 2000
Quarterly Report on Form 10-QSB            Quarter ended June 30, 2001
Quarterly Report on Form 10-QSB            Quarter ended March 31, 2001
Quarterly Report on Form 10-QSB            Quarter ended September 30, 2000


         The Company is also incorporating by reference any additional documents that the Company files with the Commission between the date of this Proxy Statement and the date of the Meeting.

         The Company has supplied all information contained or incorporated by reference in this document relating to the Company. You may already have been sent some of the documents incorporated by reference, but you can obtain any of them, excluding all exhibits that have not been specifically incorporated by reference, from the Company or the Commission. Documents incorporated by reference are available from the Company without charge.

         Company stockholders may obtain documents incorporated by reference into this document by the Company by requesting them in writing or by telephone at the following address:

         NetJ.com Corp.
         24843 Del Prado
         Suite 318
         Dana Point, CA 92629
         Telephone: (929) 248-8933


         If you would like to request documents from the Company, please do so no later than October 3, 2001 to receive them before the Meeting. The Company will send requested documents without charge by first-class mail within one business day after receiving the request.

         You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the proposals listed herein. No one has been authorized to provide you with information that is different from what is contained in this document. This document is dated September 12, 2001. You should not assume the information contained in this document is accurate as of any date other than this date, and neither the mailing of this document to stockholders nor the issuance of Class A Stock and Class B Stock in the Merger shall imply information is accurate as of any other date.



                                                /s/ WENDY PAIGE

                                                -------------------------
                                                Wendy Paige
                                                Acting President


Dated: September 12, 2001

                                   APPENDIX A

                                 NETJ.COM CORP.

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                 NETJ.COM CORP.

         The undersigned, NetJ.com Corp. (the "Corporation"), a corporation existing under the laws of the State of Nevada, hereby certifies as follows:


         1. The name of the Corporation is NetJ.com Corp.

         2. The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on January 23, 1998.

         3. The amendment and restatement of the Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with the provisions of
Section 78.403 of the General Corporation Law of Nevada.

         4. The resident agent of the Corporation is hereby amended and the name and address of the new resident agent shall be as follows: The Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, NV 89511.

         5. The amendment and restatement of the Certificate of Incorporation provides for two classes of Common Stock of the Corporation.

         6. The text of the Certificate of Incorporation is amended and restated in full to read as follows:

                  FIRST: The name of the Corporation is NetJ.com Corp. (the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Nevada is 6100 Neil Road, Suite 500, Reno, NV 89511. The name of its registered agent at that address is The Corporation Trust Company of Nevada.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada (the "GCL") as set forth in Section 78.060 of the GCL.


                  FOURTH: The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000, consisting of (a) 485,000,000 shares of Class A Common Stock, $0.001 par value (the "Class A Stock"), and (b) 15,000,000 shares of Class B Common Stock, $0.001 par value (the "Class B Stock"). All common stock of the Corporation issued and outstanding immediately prior to the effectiveness of this Restated Certificate of Incorporation shall be reclassified as Class A Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Class A Stock and the Class B Stock are, or, insofar as not inconsistent with the provisions of this Certificate of Incorporation or the GCL, shall be, fixed and determined as follows:


         Section 1. Class A Stock and Class B Stock.

         1.1 Class A Stock. Every holder of Class A Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Stock standing in his or her name on the transfer books of the Corporation for the election of the board of directors, as to matters on which the holders of Common Stock may otherwise be entitled to vote as a matter of law, and as to matters on which the Corporation shall afford the holders of Class A Stock the opportunity to vote.


         1.2 Class B Stock. Every holder of Class B Stock shall be entitled to one-fifth (1/5) of one (1) vote in person or by proxy for every share of Class B Stock standing in his or her name on the transfer books of the Corporation for the election of the board of directors, as to matters on which the holders of Common Stock may otherwise be entitled to vote as a matter of law, and as to matters on which the Corporation shall afford the holders of Class B Stock the opportunity to vote.


         1.3 Dividends. When and as dividends are declared with respect to the Class A Stock, whether payable in cash, property or securities of the Corporation, the holders of Class A Stock will be entitled to share in such dividends, share for share. The Class B Stock shall not be eligible to receive dividends.

         1.4 Stock Subdivisions or Combinations. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by reverse split or otherwise) the outstanding shares of any class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

     1.5 Rights in Liquidation. Upon any liquidation (complete or partial), dissolution or winding up of the Corporation, or any similar distribution of its assets to its stockholders which results in a return of capital, whether voluntary or involuntary, (a) the holders of record of the Class B Stock shall be entitled to receive an amount per share equal to the par value thereof out of the assets of the Corporation available for distribution to its stockholders (whether from capital, surplus or earnings), and shall not be entitled to share in any further distribution, and (b) after such distribution to the holders of Class B Stock, the holders of record of the Class A Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders (whether from capital, surplus or earnings), ratably based on the number of shares of Class A Stock held by them. Notwithstanding the foregoing, in the event that the assets of the Corporation available for distribution are insufficient to provide all of the holders of Class A Stock and Class B Stock an amount per share at least equal to the par value thereof, then the aggregate assets of the Corporation available for distribution to its stockholders (whether from capital, surplus or earnings), shall be distributed to the holders of Class A Stock and to the holders of Class B Stock ratably based on the numbers of shares of Class A Stock and Class B Stock, respectively, held by them. The consolidation or merger of the Corporation into or with any other corporation or corporations, or the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution, winding up or similar distribution of the Corporation within the meaning of the provisions of this Section 1.5, unless otherwise determined by the vote or written consent of the holders of a majority of the outstanding Class B Stock.


         Section 2. Conversion of Class B Stock.


         2.1 Conversion Privilege. (a) On and after the date which is nine hundred and thirteen (913) days after the effective date of these Amended and Restated Articles of Incorporation, any shares of Class B Stock then outstanding may be converted, in the manner and subject to the conditions hereinafter provided, by the holder thereof into fully paid and nonassessable shares of Class A Stock, as follows:

                  (i) If during the three hundred and sixty-five (365) days following the date these Amended and Restated Articles of Incorporation become effective the Corporation completes a Qualified Acquisition (as hereafter defined), and on and as of the date of proposed conversion the Market Price of the Class A Stock is at least $3.33 per share, then each share of Class B Stock shall be convertible into one (1) share of Class A Stock.

                  (ii) If during the three hundred and sixty-five (365) days following the date these Amended and Restated Articles of Incorporation become effective the Corporation does not complete a Qualified Acquisition, and on and as of the date of proposed conversion the Corporation has a market capitalization (meaning the product of (i) the Market Price, as hereafter defined, of the Class A Stock on such date, multiplied by (ii) the number of shares of Class A Stock issued and outstanding on such date) of at least $250,000,000, then each share of Class B Stock shall be convertible into a number of shares of Class A Stock equal to (i) $3.33 divided by (ii) the Market Price of a share of Class A Stock on the conversion date.


Any holder of outstanding shares of Class B Stock electing to convert all or any of such shares shall deliver written notice to the Corporation (which notice shall specify the date of such conversion, which shall be a business day and shall be not more than thirty (30) days after the date of such notice). As used in this Section 2, "Class A Stock" includes the Corporation's Class A Common Stock, $0.001 par value, originally issuable upon conversion of Class B Stock, and any other stock or other securities or property into which or for which such Class A Common Stock, $0.001 par value, may be converted or exchanged as contemplated by Section 2.4.


                  (b) As used in this Article FOURTH, the following terms shall have the following meanings:

                  (i) The "Market Price" of Class A Stock on any day means the average of the closing prices of such security's sales on such day on all domestic exchanges on which such security may at the time be listed, or, if there shall have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on such day such security shall not be so listed or trading thereon or on such exchange shall be suspended, the closing price on such day of any such security traded on the OTC Bulletin Board or, if no such closing price is available, the average of the representative bid and asked prices quoted in the OTC Bulletin Board as of 4:00 P.M., New York time, on such day, in each such case averaged over a period of 21 business days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time the Class A Stock is not listed on any domestic exchange or quoted in the domestic over-the-counter market, the "Market Price" shall be the fair market value thereof, which shall be reasonably determined by the Board of Directors as of a date which is within fifteen (15) days of the date as of which the determination is to be made. In the event that, within five (5) business days after the holders of Class B Stock shall have received notice of any such valuation by the Board of Directors (together with the evaluations and calculations utilized in determining such valuation), holders of a majority of the Class B Stock give the Company notice that such holders disagree with the Board's valuation, then the fair market value of the Class A Stock shall be determined by a nationally-recognized investment banking firm chosen by such objecting holders and the Corporation. If there shall be a dispute as to the selection of such investment banking firm, such firm shall be appointed by the American Arbitration Association upon application by the Corporation or such objecting holders. The Corporation and the objecting holders shall be afforded adequate opportunities to discuss such appraisal with the investment bankers. If the fair market value so established is ten percent (10%) or more higher than the fair market value established by the Board of Directors, the expense of such investment banking firm's valuation shall be borne completely by the Corporation. Otherwise it shall be borne by the objecting holders.

                  (ii) "Qualified Acquisition" means the acquisition by the Corporation or its subsidiaries, in one or more transactions, of assets, capital stock or other equity interests of one or more going businesses for total consideration, in the aggregate, having a fair value of $10,000,000 or more (whether consisting of cash, securities or other property, or any combination thereof).

         2.2 Manner of Conversion; Partial Conversion. (a) On or before the date fixed for conversion of Class B Stock, the holder thereof shall surrender or deliver to the Corporation at its office (i) the certificate representing such shares of Class B Stock (the

"Surrendered Common Stock Certificate"), or, (ii) if no certificate for such shares has at the time been issued to such holder by the Corporation, a written statement of such holder to the effect that it has not yet received such certificate and instructing the Corporation to treat such certificate, when and if issued, as a Surrendered Common Stock Certificate (the delivery of such statement to be deemed, for purposes of this Section 2.2(a) to constitute a surrender of the Surrendered Common Stock Certificate). Such conversion shall be deemed to have been effected immediately prior to the close of business on the day on which such Surrendered Common Stock Certificate shall have been so surrendered to the Corporation (the "Conversion Date"); and at such time, the holder or holders in whose name or names any certificate or certificates for shares of Class A Stock shall be issuable upon such conversion shall become the holder or holders of record thereof.


                  (b) All shares of Class B Stock which shall have been surrendered for conversion as provided in this Section 2 shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote, or to receive distributions, shall immediately cease and terminate on the Conversion Date, except only for the right of the holders of Class B Stock to receive shares of Class A Stock in exchange therefor. Any shares of Class B Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of Class B Stock accordingly.

         2.3 Delivery of Stock Certificates; Fractional Shares. As promptly as practicable after the conversion of any shares of Class B Stock, and in any event within five (5) business days thereafter, the Corporation at its expense (including the payment by it of any applicable issue taxes) will issue and deliver to the holder of such shares, or as such holder may direct, (a) a certificate or certificates for the number of full shares of Class A Stock issuable upon such conversion, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the Market Price of one (1) full share on the business day next preceding the date of such conversion and (b) in the case of the conversion of less than all of the shares of Class B Stock represented by a Surrendered Common Stock Certificate, a new certificate for a number of shares of Class B Stock equal to the unconverted shares represented by the Surrendered Common Stock Certificate (such new certificate to be dated so that there will be no loss of dividends, whether declared or undeclared, on the unconverted shares of Class B Stock represented by such Surrendered Common Stock Certificate).

         2.4 Prohibition of Certain Actions; Protective Provisions. (a) The Corporation will not, without the consent of the holders of record of a majority of the shares of each affected Class of Common Stock then outstanding, reclassify any shares of one class of Common Stock into shares of another class of Common Stock.

         (b) If the Class A Stock issuable upon the conversion of the Class B Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a stock dividend, subdivision or combination of shares provided for in Section 1.4 above, then and in each such event

                  (i) the holder of each such share of Class B Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Class A Stock into which such shares of Class B Stock might have been converted immediately prior to such reorganization, reclassification or change (whether or not the conditions to conversion set forth in the first sentence of Section 2.1(a) above can be satisfied at that time), and giving application to all adjustments in such stock and other securities and property between the date of the capital reorganization, reclassification or otherwise, and the date of the conversion of the Class B Stock; and


                  (ii) the Market Price or market capitalization condition to the conversion of the Class B Stock set forth in the first sentence of
         Section 2.1(b) above shall thereafter be deemed to refer to the value of the stock, securities and property into which all of the outstanding shares of Class A Stock were changed as a result of such reorganization or other change.


         (c) In the event of: (A) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other entity or person, or (B) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall give each holder of shares of Class B Stock, a notice specifying (x) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (y) the time, if any, that is to be fixed, as to when the holders of record of shares of Class A Stock (or other securities) shall be entitled to exchange their shares of Class A Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten
(10) business days prior to the date specified in such notice on which such action is to be taken.


         (d) Any notice required by the provisions of this Section 2.4 to be given to the holders of shares of Class B Stock shall be deemed given if deposited in the United States mail, postage prepaid, certified and addressed to each holder of record at his address appearing on the books of the Corporation.

         (e) The Corporation will not, by amendment of its Articles of Incorporation or through any capital reorganization or other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class B Stock against impairment.


         2.5 Stock to Be Reserved. The Corporation will at all times reserve and keep available out of the authorized Class A Stock, solely for the purposes of issue upon the conversion of Class B Stock as herein provided, such number of shares of Class A Stock as shall then be issuable upon the conversion of all Class B Stock, and the Corporation will maintain at all times all other rights and privileges sufficient to enable it to fulfill all its obligations hereunder. All shares of Class A Stock which shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Corporation or any other Person, and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that such shares of Class A Stock may be so issued without violation of any applicable law or regulation.

         2.6 Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Class B Stock or of any shares of Class A Stock issued or issuable upon the conversion of any shares of Class B Stock in any manner which interferes with the timely conversion of such Class B Stock.

                  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                           (i) The directors shall have concurrent power with
                  the stockholders to make, alter, amend, change or add to or repeal the By-laws of the Corporation.

                           (ii) The number of directors of the Corporation shall
                  be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws so provide.

                           (iii) In addition to the powers and authority
                  hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

                  SIXTH: Meetings of stockholders may be held within or without the State of Nevada, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

                  SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  EIGHTH: A. A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification. . If the GCL is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.


                  B. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgement, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

                  C. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.


                  D. The rights of indemnification provided in this Article EIGHTH shall include the right to payment by the Corporation of expenses incurred in connection with any action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.


                  E. Any indemnification or advancement of expenses required under this Article shall be made promptly, and in any event within sixty (60) days, upon the written request of the person entitled thereto. If a determination by the Corporation that the person is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within sixty (60) days, the rights to indemnification and advancement of expenses shall be enforceable by such person in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for advancement of expenses pursuant to this Article where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the GCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination that the conduct of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor the fact that there has been an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.


                  F. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this Article EIGHTH shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

                  G. The Corporation may purchase and maintain insurance or make other financial arrangements permissible under the GCL, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, the GCL or otherwise.


                  H. If this Article EIGHTH or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer of the Corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated, by the GCL or by any other applicable law.

         IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation and affirms that the statements made
herein are true under the penalties of perjury this    day of           , 2001.


                           ------------------------------------
                           Wendy Paige
                           President



                           ------------------------------------
                           Simon Blackman
                           Secretary

                                   APPENDIX B

                                  FORM OF PROXY

                                 NETJ.COM CORP.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS


                            MEETING OF STOCKHOLDERS,
                                OCTOBER 11, 2001


         The undersigned hereby appoint Wendy Paige and James Melillo, and each of them, with full power of substitution, the true and lawful attorneys in fact, agents and proxies of the undersigned to vote at the Meeting (the "Meeting") of stockholders of NetJ.com Corp. (the "Company"), to be held at the offices of Winston & Strawn, 200 Park Avenue, 41st Floor, New York, New York 10166 on October 11, 2001, at 10:00 a.m., local time, and any and all adjournments thereof, all the shares of stock of the Company according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the following.

         1. To consider and approve an amendment and restatement of the Company's Articles of Incorporation authorizing an increase in the amount of authorized common stock of the Company to 500,000,000 shares, and the classification of the Company's common stock into two classes, upon and in connection with the acquisition of Genosys Technology Management Inc. by the Company through the merger of a wholly-owned subsidiary of the Company with and into Genosys;



                  [ ]   FOR       [ ]   AGAINST     [ ]  WITHHELD

         2. To consider and approve amendments to the Company's Articles of Incorporation, as set forth in the proposed amendment and restatement of the Articles of Incorporation, that would (i) limit or eliminate the liability of a Director, officer or other individual working on behalf of the Company under certain circumstances, (ii) provide for indemnification of a Director, officer or other individual working on behalf of the Company, to the fullest extent permitted by Nevada law, and (iii) give the stockholders the concurrent power with Directors to amend the Bylaws of the Company;

                  [ ]   FOR       [ ]   AGAINST     [ ]  WITHHELD

         3. To consider and approve a proposal to elect Virginia Gambale and Nicholas Topham as the directors of the Company upon the completion of the acquisition of Genosys Technology Management Inc. by the Company through the merger of a wholly-owned subsidiary of the Company with and into Genosys;


                  [ ]   FOR       [ ]   AGAINST     [ ]  WITHHELD

         4. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof, including an adjournment to solicit additional proxies in the event that a quorum is not present at the meeting or in the event sufficient proxies voted in favor of the approval of the proposals have not been received.

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN HEREIN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS LISTED ABOVE.



                                    DATED:  ____________________________, 2001



                                    -------------------------------------------
                                    SIGNATURE


                                    -------------------------------------------
                                    SIGNATURE IF HELD JOINTLY


                                    PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON
                                    THIS PROXY CARD. WHEN SHARES ARE HELD BY
                                    JOINT TENANTS, BOTH SHOULD SIGN. WHEN
                                    SIGNING AS ATTORNEY-IN-FACT, EXECUTOR,
                                    ADMINISTRATOR, PERSONAL REPRESENTATIVE,
                                    TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE
                                    AS SUCH. IF A CORPORATION, PLEASE SIGN IN
                                    FULL CORPORATE NAME BY PRESIDENT OR OTHER
                                    AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE
                                    SIGN IN PARTNERSHIP NAME BY AUTHORIZED
                                    PERSON.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                       2